AXA STOCK OPTION PLAN ADOPTED BY

                   APRIL 20, 1998 EXECUTIVE BOARD OF DIRECTORS

                              INTERNAL REGULATIONS


The purpose of this memo is to provide details of the following:

- the terms and conditions under which stock options are granted and the characteristics of those options

-  the conditions and procedures for exercising options

-  the characteristics of the shares acquired upon exercise of the options.

DEFINITION

A stock option plan is a means by which a company can grant to all or part of its salaried workforce (or to the salaried workforce of other companies in the same group) the opportunity to purchase shares for a certain period and at a price fixed at the time of the grant.

FRENCH LEGAL FRAMEWORK

Stock option plans are regulated, in particular by articles 208-1 to 208-8-1 of the French law of July 24, 1966 concerning commercial establishments and articles 174-8 and 174-21 of the French decree of March 23, 1967.

Within the framework of this legislation, the ordinary and extraordinary meeting of AXA-UAP (hereinafter referred to as AXA) shareholders which took place on May 12, 1997 authorized the executive board of directors to grant stock options to the salaried workforce of those companies which are related to AXA within the meaning of Article 208-4 of the French law of July 24, 1966.

The executive board of directors, held on April 20, 1998, crated a stock option plan with respect to the ordinary shares of AXA ("Shares") and established the procedures related thereto as well as the list of beneficiaries.

I.       GRANTING CONDITIONS AND CHARACTERISTICS OF THE OPTIONS

         1/       Characteristics of the options

         The  creation  of  the  stock  option  plan  herein   described  as  an
irrevocable commitment of AXA to the plan's beneficiaries.

         Except in the event of death as described in paragraph II.1 below, the options may not be sold, transferred, or pledged.

         Exercise of the options is at the discretion of the beneficiary.

         2/       Life of the options

         The options have a ten-year life starting from April 20, 1998. During this period, the subscription price will not be modified unless the company carries out a financial transaction likely to influence the value of the options granted.

         Conditions for exercising the options are detailed in paragraph II.

         3/       Subscription price

         The subscription price of the Shares is FF 629.40 per Share, which equals 95% of the average closing price of a Share on the Paris Bourse over the 20 trading days immediately prior to the date of grant, in the absence of adjustments that may be made pursuant to paragraph I.4 below.

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         4/       Adjustments to the subscription price of the Shares and the number of Shares received upon exercise

         If, during the life of the options, AXA completes one of the transactions described in article 195, paragraphs 5 and 6, and article 196, paragraphs 1 and 3, of the French law of July 24, 1966, the executive board of directors will adjust the price and number of Shares with respect to those options not yet exercised, under the conditions set forth in article 208-5 of the French law of July 24, 1966 and in articles 174-8 and following of the French decree of March 23, 1967.

II.      CONDITIONS AND PROCEDURES FOR EXERCISING THE OPTIONS

         1/       Conditions for exercising the options

         In order to exercise the options, on the date of exercise the beneficiary's employment contract must be in force, or the beneficiary must have ceased working because of early retirement, retirement, or disability.

         Departure from the AXA Group as a result of redundancy, resignation or termination automatically cancels those options not yet exercised with effect from the date of notification of such redundancy, resignation or termination.

         In the event of death, the heirs of a beneficiary have a period of six months, beginning from the date of death, to exercise those options which were exercisable at the date of death.

         The exercise of options may be suspended by AXA for a maximum period of three months in the event of transactions necessitating the exercise of rights attached to the Shares.

         In addition, in the event of a merger of AXA, the executive board of directors will determine the consequences of such a transaction on those options granted but not exercised, in compliance with legal provisions.

         2/       Life of the options

         The beneficiaries or their successors may exercise the options granted to them according to the following schedule:

-        25% of options granted beginning April 20, 2000;

-        50% of options granted beginning April 20, 2001;

-        75% of options granted beginning April 20, 2002;

-        100% of options granted beginning April 20, 2003.

         Those options that have not been exercised by April 19, 2008 will expire automatically.

         3/       Procedures for exercising options

         To exercise options, the beneficiary must send a signed copy of the subscription bulletin (see enclosed) by registered mail with acknowledgment of receipt to: GIE AXA, Attention of Mr. Patrick de Botherel, 21 avenue Matignon, 75008 Paris, or to that address specified in a later notification.

         During the month following the receipt of such registered mail, AXA BANQUE, which administers AXA's stock-option plans will send to the beneficiary a certificate confirming registration of the shares in the beneficiaries' name.

III.     CHARACTERISTICS OF THE SHARES

         Shares acquired under the stock option plan are dividend-bearing from the first day of the fiscal year during which the options were exercised, and are entitled to the full dividend paid out for the fiscal year in question. From the date of their issuance, the Shares will have the same characteristics as all other outstanding Shares, subject to, where applicable, the date as from which they earn dividends.